EXHIBIT (a)(1)(iv)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

«FULL NAME»

If you previously elected to accept Thomson’s offer to exchange options, and you would like to change your election and reject this offer, you must sign this Notice and return it, before 7:00 p.m., Paris Time (1:00 p.m., U.S. Eastern Standard Time), on November 23, 2004, unless the offer is extended, using the enclosed envelope and via Federal Express, DHL or another courier service (at the Company’s expense), to:

Thomson

Bella Jacquet

46 quai A. Le Gallo

92648 Boulogne Cedex

France

For additional information or assistance, please contact the following:

•	For North and South America: Chris O’Bryhim (+1 317 587 3766)

•	For Asia: Chew Swee Chiang (+852 2686 0378)

•	For Europe: Laurent Fenart (+33 1 41 86 68 65)

or, if he or she is unavailable, contact either Bella Jacquet at +33 1 4186 5203 or Dominique Michal at +1 818 260 3864, or send an e-mail to stockopadmin@thomson.net.

To Thomson:

I signed and returned the Election Form, in which I elected to accept Thomson’s offer of the New Options that I have been conditionally granted against and subject to cancellation of my Existing Options. I now wish to change that election and reject the offer. I understand that by signing this Notice and delivering it to Thomson c/o Bella Jacquet at the above address, I will be able to withdraw my acceptance of the offer, reject the New Options that I have been conditionally granted and retain the contractual rights to my Existing Options instead. I have read and understand all of the terms and conditions of this offer.

I understand that in order to reject the offer, I must sign and deliver this Notice to Thomson c/o Bella Jacquet, before 7:00 p.m. Paris Time (1:00 p.m. U.S. Eastern Standard Time), on November 23, 2004, or if Thomson extends the deadline to exchange options, before the extended expiration of the offer.

By rejecting the offer to exchange options, I understand that I will not receive any of the New Options that I have been conditionally granted (Table 2) and I will keep my Existing Options (Table 1) as listed on my Election Form. These Existing Options will continue to be governed by the stock option plan under which they were granted.

I have completed and signed the following exactly as my name appears on my original Election Form.

I hereby do not accept the offer to exchange options; I reject the New Options (Table 2) that I have been conditionally granted and wish to retain my Existing Options (Table 1) instead.

☒
Signature

Date: , 2004

Name:

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